FIRST AMENDMENT TO
LETTER AGREEMENT

THIS FIRST AMENDMENT TO LETTER AGREEMENT (the "First Amendment"), is entered into effective as of this 30th day of December, 2008, by and between MEREDITH CORPORATION, an Iowa corporation (the "Company"), and PAUL KARPOWICZ, the "Executive").

WITNESSETH:

WHEREAS, the Company and the Executive previously entered into a Letter Agreement, dated as of February 3, 2005, (the "Letter Agreement");

WHEREAS, the Company desires to amend said Letter Agreement to conform with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code");

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the Company and the Executive hereby agree that the Letter Agreement shall be amended as set forth below:

1. Subsections 1.d. and 1.e. of the Letter Agreement are hereby amended and restated in their entirety as follows:

d.      During your employment Meredith will reimburse you in accordance with Meredith policy for reasonable expenses incurred by you in connection with the performance of your duties for Meredith, including, without limitation, for reasonable meals, transportation and living expenses incurred by you in performing your duties. All such reimbursements shall be payable by Meredith on or before the last day of your taxable year following the taxable year in which the expense was incurred. The expenses paid by Meredith during one of your taxable years will not affect the expenses paid by the Company in another taxable year. This right to reimbursement is not subject to liquidation or exchange for another benefit.

e.      Meredith will provide you with an automobile allowance during your employment pursuant to Meredith's executive automobile policy. In addition, during your employment Meredith will reimburse you for the regular dues at a mutually agreed upon Country Club, incurred by you in furtherance of Meredith's business. These benefits will be subject to applicable withholdings and deductions. All such reimbursements or in-kind benefits shall be payable by Meredith on or before the last day of your taxable year following the taxable year in which the expense was incurred. The expenses paid or in-kind benefits provided by Meredith during one of your taxable years will not affect the expenses paid or in-kind benefits provided by Meredith in another taxable year. This right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

2. Subsection 4.d. of the Letter Agreement is hereby amended and restated in its entirety as follows:

d.      Without Cause. In the event your employment is terminated Without Cause pursuant to paragraph 2(d), then Meredith will pay you your Base Salary in substantially equal installments for a period of twelve (12) months following the Date of Termination with each installment treated as a separate "payment" for purposes of Section 409A of the Code, such that any payment that would otherwise be payable within 2 1/2 months after your taxable year in which your employment with Meredith is terminated or, if later, within 2 1/2 months after the end of Meredith's taxable year in which your employment with Meredith is terminated is exempt from Section 409A of the Code, and the proportionate part of any MIP Bonus. Under such circumstances, those nonqualified stock options and restricted stock described in paragraph 1(b) shall vest simultaneously with the Date of Termination.

3. The Letter Agreement is hereby amended to add new Section 12 with subsections 12.a. and 12.b. at the end thereof as follows:

  Section 409A Compliance. Notwithstanding anything in this Agreement or elsewhere to the contrary:
a.      If payment or provision of any amount or other benefit that is "deferred compensation" subject to Section 409A of the Code at the time otherwise specified in this Agreement or elsewhere would subject such amount or benefit to additional tax pursuant to Section 409A(a)(1)(B) of the Code, and if payment or provision thereof at a later date would avoid any such additional tax, then the payment or provision thereof shall be postponed to the earliest date on which such amount or benefit can be paid or provided without incurring any such additional tax. In the event this Section requires a deferral of any payment, such payment shall be accumulated and paid in a single lump sum on such earliest date together with interest for the period of delay, compounded annually, equal to the prime rate (as published in The Wall Street Journal), and in effect as of the date the payment should otherwise have been provided.

b.      If any payment or benefit permitted or required under this Agreement, or otherwise, is reasonably determined by either party t be subject for any reason to a material risk of additional tax pursuant to Section 409A(a)(1)(B) of the Code, then the parties shall promptly agree in good faith on appropriate provisions to avoid such risk without materially changing the economic value of this Agreement to either party.

4. The Letter Agreement, as amended by this First Amendment, is, and shall continue to be and remain, in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by a duly authorized officer of the Company and the Executive has executed this Amendment as of the day and year first above written.

MEREDITH CORPORATION	EXECUTIVE
By:_/s/ Stephen M. Lacy____________	/s/ Paul Karpowicz_____________
Stephen M. Lacy	Paul Karpowicz
President and Chief Executive Officer